Exhibit 99.1

Nanosphere Announces $4.4 Million At The Market Registered Direct Offering

NORTHBROOK, IL – June 8, 2015 – Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today announced today that it has entered into a definitive agreement with a dedicated healthcare institutional investor in a registered direct offering for $4.4 million of convertible preferred stock (which are convertible into a total of 1,203,830 shares of common stock at a conversion price of $3.655) and warrants to purchase shares of common stock exercisable for up to 1,203,830 additional shares of common stock, in the aggregate. The warrants have an exercise price of $3.54 per share and are exercisable for 5 years commencing six months from the closing date. The preferred stock is perpetual and does not have a required dividend right or voting rights and has a liquidation preference of $0.01 per share. The preferred stock has a limitation on conversion into common stock to preclude the holder from acquiring beneficial ownership of more than 4.99% of our outstanding common stock, which may be increased to 9.99% in certain circumstances.

Net proceeds from the sale of the shares of convertible preferred stock and warrants after placement agent fees and other offering expenses are expected to be approximately $4.0 million. The Company intends to use the proceeds of the offering for general corporate purposes and working capital.

The closing of the offering is expected to take place on or about June 11, 2015, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co., LLC acted as the exclusive placement agent in connection with this offering.

The shares of convertible preferred stock described above are being offered by the Company pursuant to a prospectus supplement to the Company’s shelf registration statement on Form S-3 (File No. 333-183916) which became effective on November 5, 2012. The warrants described above have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), will be issued in a concurrent private placement pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Company will file a prospectus supplement with the SEC relating to the convertible preferred stock, and following such filing, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC’s website athttp://www.sec.gov, or from H.C. Wainwright & Co., LLC by e-mailing placements@hcwco.com.

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene ® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at: http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Ann Wallin, Interim Chief Financial Officer

847-400-9181

awallin@nanosphere.us

Michael Rice, LifeSci Advisors

646-597-6979

mrice@lifesciadvisors.com